Exhibit 99.01

Virage Logic Declares Offer to Acquire ARC International Unconditional in All Respects

FREMONT, Calif.--(BUSINESS WIRE)--September 15, 2009--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry's trusted IP partner, today announced that it has declared its recommended cash offer to acquire publicly held ARC International plc (LSE:ARK), a leading provider of consumer IP to OEM and semiconductor companies globally, unconditional in all respects. With 84.68% of the ARC shares already tendered into the offer, Virage Logic will proceed to consummate the purchase of this ownership interest in ARC and will have ARC immediately apply to the UK Listing Authority and the London Stock Exchange for the delisting of ARC’s shares. This all-cash transaction values ARC at 16.25 pence per share, or an equity value of approximately £25.2 million (approximately $42.0 million) on a fully-diluted basis.

“Although we are declaring the offer unconditional at this point, our objective is to reach 100% acceptance. To date we have acquired approximately 84.68% of the issued share capital of ARC and continue to pursue acceptances of the offer,” said J. Daniel McCranie, Virage Logic’s executive chairman. “This acquisition significantly expands our market opportunity to include microprocessor cores and further underscores our vision of establishing Virage Logic as a broad-line supplier of highly differentiated semiconductor IP.”

Transaction Details

On August 18, 2009, Virage Logic made a recommended cash offer of 16.25 pence per share for ARC’s issued share capital. The offer is being conducted under the rules of the U.K. City Code on Takeovers and Mergers (the “Code”). The purchase of ARC’s shares in the offer will be funded out of Virage Logic’s existing cash resources. At the time it commenced the Offer, Virage Logic had received irrevocable undertakings from ARC shareholders representing, in aggregate, approximately 56% of ARC’s issued share capital. All of these shareholders have now tendered their acceptance of the Offer.

Now that Virage Logic has acquired 84.68% of ARC’s outstanding shares, immediate application will be made to the UK Listing Authority for the cancellation of listing of the ARC shares on the Official List and to the London Stock Exchange for cancellation of admission to trading of the ARC shares on its market for listed securities, in each case to take effect on, or shortly after, October 14, 2009, which is 20 business days following the date of this announcement. Virage Logic also intends to apply for the re-registration of ARC as a private limited company under the relevant provisions of the Companies Act 2006.

Furthermore, if it receives sufficient valid acceptances of the offer (being not less than 90% of the ARC shares), Virage Logic intends to exercise its rights under Chapter 3 of Part 28 of the Companies Act 2006 to acquire compulsorily the remaining ARC shares on the same terms as the offer.

Cowen and Company, LLC and Arbuthnot Securities Limited are acting as joint financial advisors to Virage Logic. Jefferies International Limited and Woodside Capital Partners are acting as joint financial advisors to ARC.

About ARC International plc

ARC International is a leading provider of customizable Solution to Silicon IP to consumer and semiconductor companies globally. ARC’s award-winning, vertically integrated audio and video solutions enable high quality multimedia content to be captured, shared, and played on a wide range of electronics devices. ARC has over 150 customers which, in aggregate, ship hundreds of millions of ARC-Based™ chips annually in products such as mobile televisions, portable media players, WiFi/WiMAX-enabled computers, flash storage, digital cameras, network appliances, and medical and government systems. For further information, visit www.arc.com.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The Company's highly differentiated product portfolio includes embedded SRAMs, embedded NVMs, embedded memory test and repair, logic libraries, memory development software, and interface IP solutions. As the industry's trusted semiconductor IP partner, foundries, IDMs and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Forward Looking Statements

Any statements in this press release about Virage Logic’s expectations, beliefs, plans, objectives, assumptions or future events or performance, including with respect to the Offer, and any assumptions underlying such statements, are not historical facts and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. Forward-looking statements also include the following: (1) statements concerning the plans and objectives of Virage Logic’s management for future operations, including plans or objectives relating to its products or services; (2) statements about the completion of the acquisition of the remaining shares of ARC; (3) statements of the assumptions underlying or relating to any statement described in (1) and (2). Actual results could differ materially from those predicted by these forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to (i) the outcome of any legal proceedings instituted against Virage Logic, Abigail (UK) and others in connection with the proposed Offer; (ii) the failure of the acquisition of the remaining shares of ARC to close for any reason; (iii) the amount of the costs, fees, expenses and charges relating to the Offer; (iv) competition generally and the increasingly competitive nature of our industry; (v) the effect of war, terrorism or catastrophic events; (vi) stock price, foreign currency exchange and interest rate volatility; and (vii) the failure of Virage Logic to successfully integrate ARC’s business and operations with its own and the failure to achieve the cost savings and other synergies Virage Logic expects to result from the acquisition of ARC.

The foregoing list sets forth some, but not all, of the factors that could affect Virage Logic’s ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties Virage Logic faces and a discussion of its financial statements and footnotes, see documents Virage Logic files with the SEC, including its most recent annual report on Form 10-K and all subsequent periodic reports. Virage Logic assumes no obligation and expressly disclaims any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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CONTACT:
Virage Logic Corporation
Sabina Burns, 510-743-8115
sabina.burns@viragelogic.com